The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President Investor Relations, The Mosaic Co.
James T. Prokopanko – President, Chief Executive Officer & Director, The Mosaic Co.
Richard L. Mack – Executive Vice President and Chief Financial Officer, The Mosaic Co.
James O’Rourke – Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.
Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.
Michael Rahm – VP-Market Analysis & Strategic Planning, The Mosaic Co.
Mark J. Isaacson – Secretary, Vice President & General Counsel, The Mosaic Co.
Other Participants

Steve Byrne – Analyst, Bank of America Merrill Lynch
Jeffrey J. Zekauskas – Analyst, JPMorgan Securities LLC
Yonah Weisz – Analyst, HSBC Bank Plc (Tel Aviv Branch)
P.J. Juvekar – Analyst, Citigroup Global Markets, Inc. (Broker)
Vincent S. Andrews – Analyst, Morgan Stanley & Co. LLC
Don D. Carson – Analyst, Susquehanna Financial Group LLLP
Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC (Broker)
Ben Isaacson – Analyst, Scotiabank GBM
Joel D. Jackson – Analyst, BMO Capital Markets (Canada)
Andrew D. Wong – Analyst, RBC Dominion Securities, Inc.
Mark W. Connelly – Analyst, CLSA Americas LLC
Adam Samuelson – Analyst, Goldman Sachs & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s Second Quarter 2015 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions.

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President Investor Relations

Thank you and welcome to our second quarter 2015 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer; Joc O’Rourke, our Chief Operating Officer who will be taking over as President and CEO tomorrow; and Rich Mack, Executive Vice President and Chief Financial Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we’re using during the call are available on our website at mosaicco.com.

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The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now, I’d like to turn the call over to Jim.

James T. Prokopanko, President, Chief Executive Officer & Director

Well, good morning. Thank you for joining our second quarter earnings discussion. We will take a slightly different approach today. I will review our results and discuss current market conditions, and then Rich Mack will provide financial insight and our guidance. Before we take your questions, Joc O’Rourke who will succeed me as Mosaic’s CEO effective tomorrow, will provide the outlook for the second half of 2015.

Let’s get right to it. Our results for the quarter provide a glimpse of what today’s Mosaic can accomplish with even small improvements in agricultural market conditions. We have three key messages for you today. First, the many strategic moves we’ve undertaken over the past couple of years have created substantial earnings leverage for Mosaic. Second, we are executing our strategy across our operations almost flawlessly. And third, our strong results are just a glimpse of Mosaic’s future. The earnings growth trajectory is evident and it was a much greater promise for our shareholders in the years to come.

For the quarter, Mosaic earned $391 million on net sales of $2.5 billion compared with earnings of $248 million on sales of $2.4 billion a year ago. The earnings improvements were driven by a higher conflict sales volumes and higher realized potash prices, in addition to lower operating costs. We earned $1.08 per share; that number benefited from the lower share count resulting from aggressive repurchase activity.

Importantly, we continue to deliver strong operating cash flow with $583 million generated in the second quarter. I would like to point that our earnings per share for this second quarter, net of disclosed items, were higher than our earnings per share for the second quarter of 2013, which ended before the breakup of the BPC marketing organization. Potash prices are about $100 per tonne lower than they were then, and grain and oilseed prices as well, as grower economics are weaker today.

That’s a stark indication of our progress and of our ability to thrive across market cycles. How did we accomplish these improvements? I won’t recount all the actions we’ve taken, but suffice it to say, we made timely, valuable acquisitions and we integrated them seamlessly. We optimized our portfolio by selling or exiting less profitable businesses, which significantly improved our cost structure. We’ve made good progress on our goal to generate cost savings of $500 million from both operating units and the corporate functions. And we returned meaningful capital to our shareholders through dividends and share repurchases. I know that Mosaic will not rest on these laurels, but I will leave it to Joc to talk about the future.

Business conditions overall improved during the quarter, but markets have diverged in different regions of the world. In North America, where farmers defied Wall Street expectations and planted enough acreage to deliver another very large crop, overly abundant rain in the Eastern corn belt damaged corps and led to swings in grain and oilseed prices. These recent swings have not changed our expectations for strong second half fertilizer sales.

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The spring fertilizer application season in North America played out as we expected it would. Farmers who planted crops fertilized them to maximize yield. However, high beginning channel inventories led to lower sales in North America in the first half. The lone soft spot among our major markets was Brazil, where economic issues delayed fertilizer demand. The volatile real, the weak overall economy, and a temporary freeze on farm credit led to paralysis. Now, with better credit availability and stable grain prices enticing farmers, demand is slowly emerging, which bodes well for our second half of the year.

In India, the strong demand we expected has developed. Second quarter DAP imports were up 178% to 2.6 million tonnes. We increased our expectations and now anticipate that India will import 5.5 to 6 million tonnes of phosphate and 4.5 to 5 million tonnes of potash this year, up significantly over 2014. Indian farmers are enjoying a relatively strong year with ample monsoon rains and good growing conditions in most areas of the country.

Chinese potash demand has also met our expectations and Canpotex is shipping against its record 1.8 million tonne contract.

Overall, this was a good quarter for Mosaic and for the agricultural markets in most of the world. For quite some time, we have been demonstrating Mosaic’s resilience in tough times. And now, we are beginning to see the power of our franchise in better markets.

Now, I’ll turn the call over to our CFO, Rich Mack, for more insight into the quarter, our capital, and our guidance. Rich?

Richard L. Mack, Executive Vice President and Chief Financial Officer

Thank you, Jim. With this as your last earnings call, on behalf of Mosaic’s 9,000 plus employees across the globe, thank you so much for your dedicated leadership and service to Mosaic. We will certainly miss you.

Now, turning to business for the quarter, I’ll begin today with some detail on our three operating segments. The Phosphates segment continued to generate strong operating results, with high sales volumes and relatively stable prices for both our finished products and raw materials. Market forces are only part of the story in phosphates. Our improved margin rate in the segment was also driven by high operating rates, excellent cost control, and solid day-to-day operating performance.

The average DAP selling price during the quarter was $450 per tonne, down from $465 last year. Raw material prices held their first quarter declines, though we do expect market prices for sulfur and ammonia to increase modestly in the second half of the year. We’ve been expressing that our Phosphates business underappreciated by the market and we’re continuing to make notable strides in delivering results in this segment.

In the Potash segment, our margins remained strong, despite the lack of price improvement. Our MOP cash cost per tonne remained very attractive, at $89 per tonne, which includes $18 per tonne of brine management expenses. These low costs are driven by running our low cost Canadian mines at higher operating rates, exiting higher cost MOP production in the US, a foreign currency tailwind, and by meaningful, durable cost reductions.

In the International Distribution segment, our higher volumes were driven by the ADM acquisition in Brazil and Paraguay, with integration now essentially complete. Lower margins in the segment primarily reflect the impact of declining prices and delayed fertilizer demand in Brazil, partially offset by the impact of the weaker local currency on expenses.

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The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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Now, I’ll move on to our balance sheet and capital. Our balance sheet remained strong, and we are within our targeted leverage ratio range. We have approximately $2.2 billion in cash and cash equivalents at the end of the second quarter, and Mosaic continues to be a very strong generator of cash flow. We expect this to continue as we reap the benefits of our recent growth investments and expense management initiatives. This cash has driven significant returns for our shareholders as you can see on the slide.

Our capital allocation philosophy, which is balanced between investments for growth and shareholder distributions, is enhancing our growth and contributing to our increased earnings leverage. Subsequent to quarter-end, we completed our $500 million accelerated share repurchase program. Going forward, we expect to continue normal open market repurchases under the remaining $1 billion in authorization with any activity being reported out during our regular reporting cycle.

Now, let’s move on to our guidance for the third quarter. In Phosphates, we expect our gross margin rate to remain in the low 20% range. We expect operating rates in Phosphates to be in the mid-80% range. Sales volumes are expected to range from 2.1 to 2.4 million tonnes for the third quarter compared with actual sales of 2.2 million tonnes in the third quarter of 2014. DAP prices are expected to be in the range of $435 to $455 per tonne. We now expect full year volumes to be at the upper end of our initial estimate at 9.5 to 10.0 million tonnes.

International Distribution sales volumes are expected to be in the range of 1.9 to 2.2 million tonnes with a gross margin of $20 to $26 per tonne. We narrowed full year volume expectations to be in the range of 6.0 to 6.5 million tonnes.

In Potash, we anticipate continuing strong global demand. Increased potash affordability is driving increased applications. North American demand is expected to be strong in the second half and we expect Canpotex to ship record tonnes this year. During the third quarter, we intend to produce at reduced rates because of planned turnarounds at our Canadian mines. During this period, we expect to draw down inventories throughout the quarter.

We expect operating rates in Potash to be in the mid-60% range and sales volumes to be in the range of 1.6 to 2.0 million tonnes during the third quarter, compared with actual sales of 1.8 million tonnes in the same period of 2014.

With the slower start to the first half of 2015, we now expect full year Potash volumes to range from 8.2 to 8.6 million tonnes. Average realized prices are expected to be in the range of $260 to $280 per tonne with the gross margin rate to be in the low 20% range. Both the operating rate and the gross margin rate are in line with last year, as a result of the lower production rates in the seasonally slower third quarter. Our expectation for full-year SG&A costs also remains unchanged at $360 million to $380 million. We continue to make good progress on our cost savings initiatives across the company, and we are ahead of schedule as we work towards our goal of achieving $500 million in savings by 2018.

Our estimate for Canadian resource taxes and royalties has been lowered to $310 million to $350 million in part as a result of a higher expected mix of lower priced standard product. We’ve also lowered the top-end of our capital expenditure and investment guidance for 2015 with such guidance now being between $1.1 billion and $1.3 billion. All other guidance ranges remain unchanged.

I should note that projected capital costs for our Saudi Arabian joint venture have been revised, and are now estimated to be about $8 billion, which is about $500 million more than the initial estimates. Keep in mind this is a project finance deal, so our incremental cash equity contributions will be less than $40 million. Nevertheless, the project remains strategic and financially compelling to Mosaic. We considered the potential for costs overruns when we assessed the project and were comfortable with the expected returns even with this higher capital cost.

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The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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As a reminder, we expect the ammonia plant to begin operating in mid-2016, which will support construction cash flow needs. The Wa’ad Al-Shamal phosphate complex as a whole, is expected to be the lowest cost facility in the world, and our investment is expected to generate attractive returns above a risk-adjusted weighted average cost of capital. As you can see from the photos, this is a megaproject and a tremendous amount of work is advancing in the kingdom. We will continue to update the market as the work progresses.

So, to close my comments, I would summarize by stating that Mosaic is making measureable progress in our efficiency and operating performance. We are seeing bottom-line benefits and we expect further strength in the second half of this year and beyond. We continue to monitor North American crop development, Brazilian fertilizer demand and Chinese phosphate exports as the major uncertainties in the second half of 2015.

With that, I will turn the call over to Joc for his comments on the remainder of the year.

James O’Rourke, Executive Vice President-Operations & Chief Operating Officer

Thank you, Rich. Before I discuss the outlook, I would like to acknowledge Jim’s remarkable leadership over the past decade. I am entering my tenure as CEO with an excellent foundation and an extremely promising future for Mosaic, and Jim deserves a great deal of credit for that.

Now, on to our view of the future. Our outlook for the reminder of the year remains positive with good demand from the big four agricultural regions. I’ll go through them one at a time. In North America, the extreme wet conditions in the Eastern corn belt have reminded us once again that agriculture is unpredictable. At the start of the season, it looked like it might be another record crop. But expectations declined and then recently rebounded again. Despite these swings, today our products remain affordable and provide good value for farmers. Irrespective of near-time market volatility and swings in sentiment, at Mosaic, we manage for success across the whole cycle and for leverage in good times. The secular trend remains undeniably positive.

In China, demand is underpinned by high crop prices with nearby corn and wheat futures trading at approximately $10 and $12 per bushel, respectively. MOP shipments climbed to a record last year and are expected to be higher in 2015. Demand is accelerating.

Phosphates are a different story in China. We expect Chinese exports to be in the 8.5 to 9 million tonne range this year, which is higher than our previous estimate. Global supply and demand is likely to remain balanced, however, due to multiple production challenges in other parts of the world. Our most recent demand forecast is around 65.5 million tonnes. Stable stripping margins in the first half of 2015 offer a good proof point of balanced supply and demand. We will continue to watch closely both the level of exports as well as the broader GDP growth in China.

Elsewhere in Asia, India has been a bright spot. Our expectation for 2015 shipments continues to increase. In addition to second quarter DAP imports at levels more than double last year, industry potash sales in India are up almost 10% in the first half of 2015. This is despite uncertainty about the government subsidy until just a few weeks ago. The Indian government’s new budget included few changes for agriculture as expected, but it did provide more certainty for farmers. As a result, we expect continued strong demand in India through the second half of the year with the monsoon season and the rupee on our closely watched list.

Jim described the economic challenges in Brazil. While the country’s economy and currency remain volatile, fertilizer demand is emerging with the improving availability of credit and stable global grain prices. Soybean prices in reals are very attractive. And if they are going to plant in Brazil, farmers have

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The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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to fertilize. Imports in Brazil have been lower than last year, but the new demand is helping Brazil catch up with expectations. That in turn, bodes well for the second half of the year. And as we’ve done in the past, we continue to play a market leader role, leveraging our global presence and allocating tonnes to maximize value. Most recently, we moved tonnes to North America when Brazil demand was delayed.

So, dynamics are quite different from region to region. Overall, demand for our products is strong and we expect good demand for the remainder of 2015.

At Mosaic, we are focused on the things we can control and we feel great about our progress. We’re generating significant value from our long list of strategic initiatives. We’re positioning Mosaic on the left-hand side of the global cost curves. We’ve integrated our acquisitions well and we’ve returned substantial capital to our shareholders. We have developed a highly resilient model for softer parts of the business cycle and we are beginning to demonstrate substantial earnings leverage in good markets. There will be much more to come from Mosaic and I look forward to discuss our strategy with you in the months and years ahead.

Now, I’ll turn it back to Jim to moderate your questions.

James T. Prokopanko, President, Chief Executive Officer & Director

Well, thank you, Joc. And operator, we’ll now – we’re now open for questions.

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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from Steve Byrne. Your line is now open – I’m sorry, with JPMorgan.

<Q – Steve Byrne – Bank of America Merrill Lynch>: [Steve is an analyst with] BAML. Wanted to ask you about the strategic value of your South American distribution business and do you see opportunities to bolt-on to that other products and other services other than fertilizer distribution and do you have any credit risk in that business?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Steve, and it’s great to have you on our call this morning. Welcome back. The strategic value of our investment in Brazil is – this is one of the most rapidly growing agricultural zones in the world. Bit of a wobble this year with credit issues, with some broader economic issues in Brazil, but agriculture remains one of the real, real bright lights, bright spots in the Brazil economy, and it will continue to be that. So, being in one of the fastest growing agricultural zones with new acres coming in is important to us, number one.

Number two, that is part of the north – that’s part of our home court advantage is the entire Western Hemisphere. Nobody can better serve that market, particularly on phosphates, than Mosaic can. And we look at that as a destination market for our phosphate production produced in Florida and for potash production.

And just a great farm economy, excellent farmers; they understand the value of fertilizers. They need it to produce the kind of crops they want to produce in Brazil, so we can’t not be there. With that, I’m going to turn it over to Joc now to speak to what some of the ideas he may have about bolt-ons, and then Rick is going to speak to the credit risk that we see in Brazil. Thanks, Steve.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Steve. In terms of bolt-ons, obviously our footprint in Brazil and Paraguay offers us a great opportunity. Today, we’re focused on our core products. I would say that doesn’t say anything for the future where we couldn’t look at bolt-ons. We’ll certainly be looking at other areas in Brazil where we can expand out to key markets where we’re not adequately represented, but those will be relatively small add-ons as opposed to big step-outs.

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning, Steve. It’s Rick. We do have credit risk there. We have managed it over the last 15 years very well. There’ll always be credit risk in Brazil. We feel real good about the quality of customers we have and the quality of the credit that we offer there.

<A – Jim Prokopanko – The Mosaic Co.>: Next question, please.

Operator: Your next question comes from Jeff Zekauskas with JPMorgan. Your line is open.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Good morning. I was looking your slide 24, your potash supply and demand model. And if I read your chart right, you think that the operating rate in Potash for 2015 is above 90%. Is that correct, and is that a fair appraisal of current market conditions?

<A – Jim Prokopanko – The Mosaic Co.>: Good day, Joc – or Jeff, sorry.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Sure.

<A – Jim Prokopanko – The Mosaic Co.>: I’m going to turn it over to Mike Rahm to give you some color on that. Thank you.

<A – Mike Rahm – The Mosaic Co.>: Hey, good morning, Jeff.

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The Mosaic Co.	MOS	Q2 2015 Earnings Call	Aug. 4, 2015
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<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Hi.

<A – Mike Rahm – The Mosaic Co.>: No, that is correct. I think we went through and revised our estimates of effective capacity based on what happened last year. We believe with the big surge in demand most players were operating about as hard as they could. So we went back and revamped our capacity estimates, and the operating rate that we estimate in 2015 is 91%, and that’s based on our projected shipments of nearly 60 million tonnes and our estimate of effective capacity of about 65.7 million tonnes.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Jim, then if I could, just a follow-up and...

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Next question, please.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Normally, you have pricing power at these sorts of utilization levels, but this time you don’t seem to. Can you comment on that?

<A – Mike Rahm – The Mosaic Co.>: Yeah. I think we talked about some of the delays and deferrals that are taking place in the market this year, plus I think a big factor is just what’s happened to exchange rates. Every major supplier of potash around the world is benefiting from the strong dollar. And that I think naturally puts some pressure on potash values. So I mean I think you’ve seen some of the financial results, where despite the fact that the prices have remained constant or moved down in some markets, profitability remains very good, and I think you can attribute that to changes in currencies.

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Moving on to the next question.

Operator: Thank you. Your next question comes from Yonah Weisz with HSBC Bank. Your line is open.

<Q – Yonah Weisz – HSBC Bank Plc (Tel Aviv Branch)>: Hi, good morning and thank you for my question. I’d like to ask, if I may, about Chinese DAP producers, who unlike their urea producing cousins, have seem to maintained relatively consistent pricing during 2015. I’m wondering if you have any thoughts on why this is the case, maybe discuss reasons for this relative amount of discipline. And perhaps looking into the future, can you see any structural reasons on the horizon for this to change, either for better or for the worse? And if I may, just a small additional question on Ma’aden. You’re increasing the CapEx. Do you see Ma’aden at all being delayed?

<A – Jim Prokopanko – The Mosaic Co.>: Yeah. Good morning, Yonah. I’m going to leave the mic with Mike Rahm and then Rick McLellan will give some color on what he sees happening in the market, and then Rich Mack will speak to your question about the Ma’aden project. Over to you Mike.

<A – Mike Rahm – The Mosaic Co.>: Hi, good morning, Yonah. Nice to talk with you again. I don’t think it’s so much I’d characterize as discipline as just the strength of the fundamentals in the phosphate market. We know that before, that first half Indian imports were up 2 million tonnes and there’s a long litany of production outages worldwide. You can start with the closure of Mississippi Phosphates, the Suwannee River plant, the production problems in Tunisia, Israel and you can go on and on of about eight or nine different outages. So frankly, I think, the market needs those tonnes and that’s then the pull, much more so then anything going on within China in terms of market discipline or whatever you want to call it.

<A – Rick McLellan – The Mosaic Co.>: Hi, Yonah. It’s Rick. I just add on to what Mike said, is the one structural change that we see coming is the expected implementation of VAT in China that likely is expected to happen in September and that will put a further floor under export price capabilities.

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<A – Rich Mack – The Mosaic Co.>: And with respect to your third question, Yonah on Ma’aden. We’re still targeting the ammonia production to come on line during the third quarter of 2016 with some finished phosphate production targeted by the end of the 2016, but the real ramp-up for phosphate production will happen sometime during 2017.

<A – Jim Prokopanko – The Mosaic Co.>: Okay, operator, on to the next question please?

Operator: Your next question comes from P.J. Juvekar with Citi. Your line is open.

<Q – P.J. Juvekar – Citigroup Global Markets, Inc. (Broker)>: Yes. Hi, good morning.

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, P.J.

<Q – P.J. Juvekar – Citigroup Global Markets, Inc. (Broker)>: [indiscernible] (27:43) directed – thank you – you said you directed some potash volumes to North America when Brazil was weak. That’s kind of interesting. And so in the future, if demand doesn’t materialize in the emerging markets, do you think that results in a more competitive North American market?

<A – Jim Prokopanko – The Mosaic Co.>: P.J., I’m going to have Rick McLellan address that question.

<A – Rick McLellan – The Mosaic Co.>: Very good question, P.J., and good morning. Frankly from our perspective, we see globally right now, the demand growth happening in both India and China. And we see that Brazil, when we think about what’s going to happen in the second half, the shortfall in Brazil occurred in the first half. So, we’re expecting strong movement in the second half there.

I think you’re – you may be also describing what we did on phosphates, where we moved phosphates into North America instead of – or into India and instead of North America and now we’ve held back tonnes from going to Brazil into the North American market. So through the year, our ability and our flexibility from our distribution businesses as well as our strong home court advantage, allow us to move product around and not effectively impact the ability of us to service our customers.

<A – Jim Prokopanko – The Mosaic Co.>: And P.J., I’d just like to just reinforce what Rick did say. The optionality we have with the global distribution system, particularly Latin America, Asia, Southeast Asia with operations in India and China, throughout Latin America, it gives us a tremendous flexibility to move product where it’s needed, to hold it back where we don’t have room or move it to other locations. So, it’s something that is really starting to show its value in this organization. Thanks for the question.

Next question please.

Operator: Okay, your next question comes from Vincent Andrews with Morgan Stanley. Your line is open.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thanks. Good morning, everyone and congratulations to Joc and Jim. Just want to try to reconcile, you had the lowest cash costs of potash in the quarter, I think that you’ve ever had. And then, you’re talking about a low-20% gross profit margin in the third quarter, which is pretty close I think with where you were in 4Q 2013, which was the post-BPC quarter. So, I’m just wondering if you can talk about the third quarter; obviously, it’s going to get hurt by fixed cost absorption with the turnarounds. But if you sort of normalize that, where do you think the comparable cash cost number would be versus 2Q?

<A – Jim Prokopanko – The Mosaic Co.>: Well, thanks and good morning, Vincent. I’m going to – I’ll miss answering all your questions in my free time ahead. You could maybe give me a call at home once in a while and ask what’s going on.

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I’m going to turn this over to Joc in a moment, but I just want – and thanks for recognizing what has occurred in our potash costs. We’ve brought them down tremendously from well over $100 to – in the $89, $85 range – and that’s with inclusive of brine cost. So, I think it’s some of the lowest potash production costs in North America and competitive with just about anywhere in the world. And that was done through – that didn’t happen by accident. There was a lot of work done by our Potash business unit, focusing on developing ratable capacity to achieve lowest cost production objective. So, a tremendous job was done; we believe it’s sustainable. There will be little blips ups and downs, but we have really found the way to effectively be world cost leading producers of potash. Joc, you can speak to the future.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah, Vincent, in terms of quarter three, basically we have our shutdown quarter, where we have a turnaround on all of our big operations in potash during the month of July and August – or sorry – August and September basically. But in that, you have exactly what you said – you have a lot more absorption – we’ll be running at 60%, circa 60% run time versus 90% last quarter. But on top of that, we will also be absorbing all of the cost of the maintenance of those shutdowns. So it is a single quarter event.

Underlying all of that, our costs in terms of our manpower costs, our productivity costs, our equipment costs, they are all significantly down from where they were before. So we feel we’re very much on track with our new cost regime and we see that coming back as soon as we get through our shutdowns. But no question, this quarter will be highly impacted by those turnarounds.

Operator: Your next question comes from Don Carson with Susquehanna Financial. Your line is open.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Thank you. A couple of questions on potash. On slide 28, you show your Brazilian outlook, and you are calling for higher second half shipments year-over-year. Just wondering why that is given the ongoing, I mean, credit’s still expensive, the real is weak and potash pricing still seems to be coming down there? And then, if you could just comment on North American – you show shipments down year-over-year in the second half – what’s going on versus consumption versus inventory drawdowns as it relates to shipment levels?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good day, Don. I’m going to have Rick McLellan, our Commercial leader, address that question.

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning, Don. On Brazil potash, if you take a look at what’s happened in the first half, and then take a look at what our full-year forecast is for demand in Brazil, it would tell you that we’re going to have to have a very strong second half shipment of potash. There is still the headwinds on credit; there still is the volatility that’s happening with the currency. But through it all, it’s a very strong agricultural environment. And there will be a lot of people that want to farm with a pencil and paper, rather than let the farmers decide what they’re going to do. And the farmers in Brazil, if they’re going to plant a crop and you have to give that as a given, then they’re going to have to fertilize. So that’s where we expect what’s happening there.

In North America, I think it’s a function of working through inventory that was built in the first half. And so, we expect kind of normalized shipments in the second half, with the exception of last year, we looked at people filling in that December period. And so year-on-year, we don’t know whether people will step in and buy in North America in the second half. And so – after they get done the fall season – so we’ve pulled down our forecast for the back half to reflect that lack of fill potential, that could come in that December period.

Operator: Your next question comes from Chris Parkinson of Credit Suisse. Your line is open.

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<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC (Broker)>: Perfect. Thank you. Just a similar question on, as was just asked with China. On slide 26, you have a fairly large 40% half-over-half increase for Chinese MOP shipments. Is this a functionality of just the delayed contract signing at the beginning of the year and basically some shipments being pushed into 3Q that would have otherwise been in 2Q? Or do you believe that they’re continuing to increase application rates – any sense of building inventory – just any color there would be appreciated. Thank you.

<A – Jim Prokopanko – The Mosaic Co.>: Hey, good morning, Chris. Dr. Rahm, why don’t you take that question?

<A – Mike Rahm – The Mosaic Co.>: Sure. I think it’s much more of the former, Chris. China has contracted by our estimate for firm tonnage of about 7.4 million tonnes for delivery by vessel and that assumes a certain amount of rail deliveries as well. They also have about 1.7 million tonnes of optional tonnage. So the numbers that we showed on that slide reflect the expectation that they will execute on their optional tonnage; and if they do, that totals about 9.1 million tonnes.

Operator: Your next question comes from Ben Isaacson with Scotiabank. Your line is open.

<Q – Ben Isaacson – Scotiabank GBM>: Hi, thank you. I was hoping just to get a bit of an update on MicroEssentials and specifically, can you just talk about how the economics are doing versus DAP, number one. Number two, what is the growth strategy for MicroEssentials beyond Brazil and North America? And then finally, just talk a little bit about your patents and when do those expire and how do you manage that? Thank you.

<A – Jim Prokopanko – The Mosaic Co.>: Hey, good day, Ben. I’m going to turn it over to Rick McLellan in a minute to talk about how we’re doing economically, but just wonderful that you asked question about the patent infringement case. Perhaps our GC who’s in the room with us today, could add some color, but we got some very positive news last week, that most of the claims, virtually all of the claims have been thrown out by the court reviewing the matter. So, as far as we’re concerned, we are in the clear on the patent infringement issue that was before us. So, do you want to say anything to that Mark – Mark Isaacson, our GC?

<A – Mark Isaacson – The Mosaic Co.>: Sure. Thanks Jim. Yeah, I would just add that the litigation that we’re involved in, the federal litigation is – has been on hold for a number of years while the plaintiff’s patent claims have been reviewed at the Patent and Trademark Office. And as it stands right now, most of those claims are back for review at the Patent and Trademark Office and have been held to be invalid by – at this latest review. And so again, I think we’ll continue the litigation hold at this point and though the rest of it remains to be seen, but we think we’re in a very good shape at this point.

<A – Jim Prokopanko – The Mosaic Co.>: Okay, Rick, why don’t you talk about the economics. I’m going to have Joc just speak to the production expansion after Rick addresses the economics of MES.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning, Ben. On MicroEssentials, we continue to ship on demand in those two key markets, Brazil and North America, although we are developing markets in Central [America] and other parts of South America. And so as we look for future growth, I would say there is still growth potential in North America; we’ve been constricted by our production capabilities. The key piece for us is the returns for farmers are still there versus their traditional phosphate fertilizer programs with MicroEssentials. So, the ability for the dealer to charge a premium and ourselves is there. As we look at other growth markets that we’d like to look at once we get expanded production that Joc’s going to talk about, one of the markets we’d really like to look at that’s similar to North America is Europe. And so we’re still doing some work on that.

Operator: Your next question comes from...

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<A – Jim Prokopanko – The Mosaic Co.>: I’m sorry, we’re just going to have Joc speak to the question about where we’re going with our production expansion, where we’re at with that.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah. So, let me finish that whole thought there, Ben, with the – first of all, the expansion. As you’re well aware, we added $225 million of capital about a year ago now, which will take our total capacity up to 3.5 million tonnes. And as Rick says, we continue to have opportunities to grow that product in a number of places around the world.

But let me also take a step back and talk a little about the patents that we have. As Mark mentioned, those patents were being – the infringement case has been basically thrown out. But more important necessarily than the patent protection is there’s a heck of lot of art and skill to producing MicroEssentials. So, we don’t necessarily use the patents as the only protection against the IP. There’s been a lot of copycats, but what we’ve found so far is that they haven’t competed agronomically. And certainly from a manufacturing perspective, nobody has come close to what we make yet.

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Thank you. Sorry for interrupting, operator. If you’d carry on with the next question.

Operator: Your next question comes from Joel Jackson with BMO Capital Markets. Your line is open.

<Q – Joel Jackson – BMO Capital Markets (Canada)>: Hi. Good morning. A couple of questions. First question is: you talked a bit about pulling tonnes out of Brazil. So the first question would be, there seems to be more pressure on imports coming into the U.S. phosphate market. So, maybe talk about how aggressively you would defend the U.S. market versus some of your other objectives in Phosphate?

And second question is just on, looking over what Potash Corp. is contemplating with K+S, there is a lot of chatter about Potash Corp. would try to get the legacy mine, when completed, into Canpotex. Could you maybe give your thoughts on that, the process, and if you’d be opposed the legacy mine, if built, being put into Canpotex? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Hi, Joel. I’m going to have Rick address the question on the market in Brazil and then I’ll touch on the legacy in Canpotex.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good mooring, Joel. As we looked at the Brazil market, we did, instead of pushing product into Brazil, brought it back, put it in – we’re putting it into place here at home in North America. And frankly, at today’s prices, I’m not sure that there’s a big amount of phosphates headed to North America. And we’re very well positioned to defend our U.S. market.

If you can remember, in the, at the end of the first quarter, we lifted tonnes from the U.S. and placed them in India. We’re doing this again so that we don’t put pressure on to markets. We didn’t want to pressure the North American market; we moved it to India. We don’t want to pressure Brazil; we’re keeping it in North America. It is our real competitive advantage to be able to take that optionality that we have with our distribution businesses and our home court advantage and use it to help maintain strong market positions. Jim?

<A – Jim Prokopanko – The Mosaic Co.>: Thanks, Rick. You asked a question about legacy and what would happen if Potash were to acquire K+S. Really no comment and we have no insights on what’s going to happen with that, with those – with whatever discussions or whatever is going on. But legacy in Saskatchewan, if they were part of Canpotex, I don’t see what the issue would be. I personally don’t see Mosaic having an objection to that happening, and Canpotex is an extraordinary organization in terms of being able to deliver potash to world markets at the lowest logistics costs anywhere, along with the brand that Canpotex has in the market for – our governance, how we do business, the quality

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of business. So, I would have a little doubt that others would want to be part of Canpotex if they were producing potash in Saskatchewan. Thanks, Joel.

Operator: And your next question comes from Andrew Wong with RBC Capital Markets. Your line is open.

<Q – Andrew Wong – RBC Dominion Securities, Inc.>: Hi. Thanks for taking my questions. So in Brazil, is there potentially a timing or logistics issue to ship product into the country if demand doesn’t pick up soon for their planting window or application window? And then second, going into the back half of this year, it appears the ammonia market may be a bit tighter. Could you just talk about your expectations on the input cost side of things for the Phosphate segment? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good day, Andrew. Rick’s going to speak to the market question and Brazil and Joc could address the ammonia material costs.

<A – Rick McLellan – The Mosaic Co.>: Good morning, Andrew. And the logistics issue that you suggest will happen is happening and the key piece will be is, how backed up and how available product will be able to move into that marketplace. As farmers have put off their buying decisions, they certainly haven’t put off their decisions to plant. I think it was interesting yesterday, there was a report out of Brazil that versus previous years, where farmers had sold 5% of their forward crop to get ready for planting, they’re at 25%. So, if the farmer will need to – if he decides to plant and he will plant given all the indications – he’s going to need to apply fertilizer. And the fact that Mosaic has its own port at Paranaguá allows us to have an advantage in getting product into that country. Joc?

<A – Joc O’Rourke – The Mosaic Co.>: Yeah, Andrew. So on the question of ammonia pricing. There is a fundamental, probably tightening of the ammonia market – sorry, when I say fundamental – a slight tightening of the ammonia market that will happen in the second half of the year. Trinidad gas restrictions, ammonia going to urea, et cetera, both will impact ammonia. But we see that as a pretty slight increase in cost of ammonia.

The other one that’s probably tightening at the second half of the year is sulfur, where if Indian demand – or sorry – Chinese demand continues to be high for sulfur, there’s a reasonable differential between North America and international sulfur. So, we could see some strength in the sulfur price as well. However, in sulfur, with the building of our own melter, we should really be able to change the dynamic of that for Mosaic. So we’re seeing slightly higher prices, but I don’t believe it’s going to hurt our overall stripping margin by all that much.

<A – Jim Prokopanko – The Mosaic Co.>: Good. Thanks, Joc. Operator, next question.

Operator: Your next question comes from Mark Connelly with CLSA. Your line is open.

<Q – Mark Connelly – CLSA Americas LLC>: Thank you, and congratulations, Jim. You’re certainly going out on a high point with these numbers. Two things. First, can you tell us about the impact of Brazil on your working capital and seasonality? I know there’s never going to be any such thing as normal in Brazil, but you must have thought something about it as you decided to expand your system? And the second question is, can you tell us about logistics issues in the U.S. and whether that’s meaningfully impacting your plan for this upcoming quarter?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Mark. And good to hear from you and thanks for that positive comment. I’m going to have Rich Mack, our CFO, speak to the impact of what he is seeing on working capital in Brazil, and then Rick or Joc can speak to the logistics questions impacting North America.

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<A – Rich Mack – The Mosaic Co.>: So Mark, yes. I mean part of analysis and something that we’re measuring is working capital needs in Brazil. One, it’s high season down there upcoming and second, our footprint is bigger and so we’re very mindful of that and we want to be as efficient as we possibly can on working capital going forward. We’re still getting our grounding with respect to the acquisition, of finalizing the integration of ADM, and to date we haven’t seen any anomalies that have been outside of our expectations with respect to what’s going on with respect to working capital.

<A – Joc O’Rourke – The Mosaic Co.>: Mark, in terms of your question about logistics in phosphates, with the heavy rains we’ve been having in Florida that could have some impact on logistics. We don’t expect we won’t be able to – we expect we will be able to work through that – but it’s always a risk. In terms of our potash shipments, we really don’t see anything on the horizon; we’re clearly going to be drawing down inventory because of our turnaround schedule. But in general, we don’t see logistics being a big impact for quarter three. Those are normally, if they’re going to hurt us, will hurt us in that quarter four and first quarter where we have the winter months in Canada.

<A – Jim Prokopanko – The Mosaic Co.>: Okay, operator, our next question please?

Operator: Your next question comes from Adam Samuelson with Goldman Sachs. Your line is open.

<Q – Adam Samuelson – Goldman Sachs & Co.>: Jim, I want to wish you well and congratulations on the retirement. Maybe the question first, and I don’t – and I apologize I jumped on the call late – but I wasn’t clear from what was in the press release and the slides, how, if at all, your 2015 global potash view had changed? And specifically, wanted to understand the drivers of the lower reduction in potash shipments for the year, is that just North America domestic shipments? And then finally, how has the view on Southeast Asia changed given some of the pressures in palm oil and some of the currency pressures there? Thank you.

<A – Jim Prokopanko – The Mosaic Co.>: Well, good day. Good day Andrew. Thanks for those comments and it’s been a pleasure working with you and your keen interest in the crop nutrition sector. I’m going to turn the global potash view over to Mike and he can just give his view of what he sees.

<A – Mike Rahm – The Mosaic Co.>: No – good morning, Adam – no, we haven’t changed our view all that much. We have narrowed our shipment range from 58 to 60 million tonnes to 59 to 60. And I can tell you that our point estimate is right at the very upper end of that range. And as we noted in earlier question, our assessment of effective capacity is a little bit over 65 million tonnes. So that results in an operating rate of about 91%. So, we think fundamentals remain constructive or positive. I think we noted on another question that prices have not – have softened a bit – but I think that’s symptomatic of the fact that all major suppliers are benefiting from a very, very strong dollar.

James T. Prokopanko, President, Chief Executive Officer & Director

Okay. With that – and thank you, Mike – with that, I’ll conclude this call. First, please allow me a brief personal note here. The decade I’ve been spent – I’ve spent leading Mosaic – has been one of the most fulfilling times in my long carrier in agriculture and I’m pleased that I’ve got to know so many of our investors and really got to know them quite well and analysts around the world. Thank you for your interest in and your confidence in Mosaic and its future.

Mosaic today, hardly resembles the company that debuted on the market in 2004. We’ve built the best combination of talent, assets, financial strength and global reach in the crop nutrition industry. Mosaic is in excellent shape and is poised for tremendous success in the year ahead as the world’s leading crop nutrition company. And my last bit of advice to those on the phone, don’t bet against Mosaic and don’t bet against the world’s growing appetite for food.

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I look forward to contributing as an advisor and Director with Mosaic until next year and look forward to watching Mosaic’s extraordinary progress over the many years to come. Thank you for joining us today, and please, everybody have a safe day. Good day.

Operator: This concludes today’s conference call. You may now disconnect.

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